Exhibit 10.11

As of March 1, 2012, agreements substantially in the form attached for the performance period 2009-2011 and 2010-2012 with applicable performance measures have been entered into between the Company and the following Named Executive Officers:

Name	2009-2011 Target Amount	2010-2012 Target Amount
Steven D. Pratt	$577,600	$599,800
Calvin W. Collins	159,000	186,000
Ray Verlinich	72,800	72,800
Gene K. Huey	254,730	267,500
Nicholas L. Blauwiekel	115,583	122,500
Francois Baril	120,000	130,000

Agreements substantially in the form attached have been entered into between the Company and Named Executive Officers with appropriate changes to reflect:

•      Name

•      Date

•      Performance Period

•      Target Amount

•      Performance Measures

ESCO CORPORATION

PERFORMANCE UNIT AWARD AGREEMENT

(Grants prior to 2011)

This Agreement is entered into as of                                          between ESCO Corporation, an Oregon corporation (the “Company”), and                         (“Recipient”).

On                     , the Company’s Board of Directors (the “Board”) authorized the grant of performance units to Recipient pursuant to Section 11 of the Company’s 2000 Stock Incentive Plan (the “Plan”). Recipient desires to accept the award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.             Award.   Subject to the terms and conditions of this Agreement, the Company shall make cash payments determined under this Agreement based on (a) the performance of the Company during the three-year period from January 1,          to December 31,          (the “Performance Period”) as described in Section 2, and (b) Recipient’s continued employment during the Performance Period as described in Section 3. Recipient’s “Target Amount” for purposes of this Agreement is $                    .

2.             Performance Conditions.

2.1           Payout Factor.      Subject to adjustment under Sections 3, 4, 5 and 6, the cash amount to be paid to Recipient shall be determined by multiplying the Payout Factor by the Target Amount. The “Payout Factor” shall be equal to the sum of (a) 40% of the Cash Flow Payout Factor as determined under Section 2.2 below, plus (b) 60% of the Revenue Growth Payout Factor as determined under Section 2.3 below.

2.2           Cash Flow Payout Factor.

2.2.1        The “Cash Flow Payout Factor” shall be determined under the table below based on the Cash Flow of the Company for the Performance Period.

Cash Flow	Payout Factor
Less than $	0%
$ (threshold)	60%
$ (target)	100%
$ and above (maximum)	300%

If the Cash Flow is between any two data points set forth in the first column of the above table, the Cash Flow Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Cash Flow and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Cash Flow Payout Factor.

2.2.2        The Company’s “Cash Flow” for the Performance Period shall be equal to cumulative EBIT less the Net Change in Working Capital over the three year aggregate period. EBIT is based on operating profit per the year-end audited financial statements. Results of acquisitions and joint ventures acquired/established during the year are included in the calculation to the extent those results are reflected in the actual results (no special adjustments are required). Change in Net Working Capital (NWC) is based on Trade A/R, A/P and FIFO Inventory per the year-end financial statements. In the event ESCO completes an acquisition or establishes a joint venture during the performance period, the increase in NWC related to the transaction will be excluded from the NWC calculation by subtracting the transaction-related opening NWC balance from ESCO’s NWC balance at the end of the performance period. The Board of Directors, in its discretion pursuant to Section 2.4, may adjust the Cash Flow as necessary for events such as acquisitions, divestitures, accounting changes, regulatory developments, tax law changes, restructurings, special charges, nonrecurring charges, and other extraordinary events.

2.3           Revenue Growth Payout Factor.

2.3.1        The “Revenue Growth Payout Factor” shall be determined under the table below based on the Revenue Growth of the Company for the Performance Period.

Period Ending Revenue	Revenue Growth (Change)	Payout Factor
Less than $		0%
$ (threshold)		60%
$ (target)		100%
$ and above (maximum)	$ and above	300%

If the Revenue Growth is between any two data points set forth in the second column of the above table, the Revenue Growth Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the target Revenue Growth and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the third column of the table, and the resulting product shall be added to the lower corresponding data point in the third column of the table, with the resulting sum being the Revenue Growth Payout Factor.

2.3.2        The Company’s “Revenue Growth” for the Performance Period is equal to the Revenue for the year ended December 31,         minus Revenue for the base year ended December 31,         , both per the year-end audited financial statements. The Board of Directors, in its discretion pursuant to Section 2.4, may adjust the Revenue Growth calculation as necessary for events such as acquisitions (including joint ventures), divestitures, accounting changes, regulatory developments, tax law changes, restructurings, special charges, nonrecurring charges, and other extraordinary events. Revenue Growth is consolidated net sales per the year-end audited financial statements.

2.4           Adjustments.        Adjustments to the Cash Flow and Revenue Growth performance measures set forth in Sections 2.2 and 2.3 or actual results under the performance measures for the three-year performance period may be made in the event of the occurrence of extraordinary or non-recurring circumstances that, in the sole judgment of the Board of Directors, would cause the application of the existing performance goals or measures to fail to fairly reflect the performance of the Company. These circumstances may include acquisitions, divestitures, regulatory developments, tax law changes, accounting changes, restructuring or other special charges, or other occurrences. Adjustments will be made as soon as practicable following the occurrence of the circumstance, or, at the discretion of the Board of Directors, following the end of the performance period.

3.             Employment Condition.

3.1           Payout.                  In order to receive any payments under this Agreement, Recipient must be employed by the Company on December 31,          except as provided by Sections 3.2, 3.3, 3.4, 3.5 and 4 (the “Vesting Date”).

3.2           Retirement.            If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of retirement (defined as retirement from ESCO Corporation at normal retirement age sixty five (65) or earlier at the Company’s sole discretion), Recipient shall be entitled to receive a pro-rated award to be paid following completion of the Performance Period. The amount to be paid as a pro-rated award under this Section 3.2 shall be determined by multiplying the cash amount determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095. Any obligation of the Company to pay a pro-rated award under this Section 3.2 shall be subject to and conditioned upon the execution and delivery by Recipient of a Release of Claims in such form as may be requested by the Company.

3.3           Total Disability.      If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of total disability (as defined in paragraph 6(a) (iv) (B) of the Plan), Recipient shall be entitled to receive a pro-rated award to be paid following completion of the Performance Period. The amount to be paid as a pro-rated award under this Section 3.3 shall be determined by multiplying the cash amount determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095. Any obligation of the Company to pay a pro-rated award under this Section 3.3 shall be subject to and conditioned upon the execution and delivery by Recipient of a Release of Claims in such form as may be requested by the Company.

3.4           Death.         If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death, Recipient’s successor in interest shall be entitled to receive a pro-rated portion of the Target Amount, instead of an amount calculated under Section 2. The amount to be paid as a pro-rated award under this Section 3.3 shall be determined by multiplying the Target Amount by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is 1095. Any obligation of the Company to pay a pro-rated award under this Section 3.3 shall be subject to and conditioned upon the execution and delivery by Recipient of or Recipient’s successor a Release of Claims in such form as may be requested by the Company and the pro-rated award will then be paid as soon as practical by the Company.

3.5           Other Terminations.             If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and neither Section 3.2 nor Section 3.3 applies to such termination, Recipient shall not be entitled to receive any payments under this Agreement.

4.             Change in Control.               If a Change in Control (as defined in Section 14(b) of the Plan) occurs before the Vesting Date, Recipient shall be entitled to receive an award payout no later than thirty (30) days following such event. The amount of the award payout under this Section 4 shall be calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Change in Control. For this purpose, the Cash Flow and Revenue Growth target amounts and the related Cash Flow and Revenue Growth Payout Factors in the tables in Section 2.2. and 2.3 shall be adjusted by the Board of Directors, in its discretion to appropriately reflect the shorter performance period.

5.             Payment.                As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance Period, the Board of Directors shall approve the Payout Factor and the corresponding amount payable to Recipient.

6.             Tax Withholding.    Recipient acknowledges that the payout amount will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the payout amount an amount equal to the minimum withholding amount.

7.             No Right to Employment.   Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

8.             Miscellaneous.

8.1           Entire Agreement; Amendment.        This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

8.2           Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

8.3           Assignment; Rights and Benefits.    Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

8.4           Further Action.     The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8.5           Applicable Law; Attorneys’ Fees.    The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

8.6           Counterparts.        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ESCO CORPORATION

By
Title:	Chairman and CEO

RECIPIENT